This Prospectus Supplement is
                                                filed pursuant to Rule 424(b)(2)
                                                under Registration Statement
                                                Nos. 333-46527 and 333-46527-01

PROSPECTUS SUPPLEMENT dated                     Pricing Supplement No. 2
May 12, 1998 to PROSPECTUS
dated February 26, 1998.

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TEXACO CAPITAL INC.
SERIES 1998
MEDIUM-TERM NOTES
Guaranteed by
Texaco Inc.

Notes Due More Than 9 Months From Date of Issue


Principal Amount:               $20,000,000.00                    Maturity Date:            May 22, 2018
Specified Currency:             U.S. Dollar                       Extendible:               No
Fixed Rate Note:                Yes                               Final Maturity Date:      N/A
     Interest Rate:             6.60%                             Issue Price:              100.000%
                                                                  Record Dates:             Monthly on the 7th
                                                                  Interest Payment Dates:   Monthly on the 22nd
                                                                  Original Issue Date:      May 22, 1998
                                                                  Book-Entry Note:          Yes
                                                                  Certificated Note:        No
                                                                  Redemption Provisions:    The Note may not be redeemed
                                                                                            before 5/22/99. On or after that date,
                                                                                            the Note may be redeemed, in whole
                                                                                            at par, monthly (based on following
Zero-Coupon Note:               No                                                          business day convention) at the coupon
                                                                                            dates at the option of Texaco Capital
Floating Rate Note:             No                                                          Inc. on not less than 10 days nor more
  Base Rate:                    N/A                                                         than 60 days notice, at 100% of its
  - CD Rate:                    N/A                                                         principal amount, together with
  - Commercial Paper Rate:      N/A                                                         accrued interest to the date fixed
  - Federal Funds Rate:         N/A                                                         for redemption.
  - LIBOR:                      N/A
  - Treasury Rate:              N/A
                                                                  Repayment Provisions:     No
  - Other:                      N/A                               Currency Indexed Note:    No
  Initial Interest Rate:        N/A                               - Denominated Currency:   N/A
  Interest Reset Period:        N/A                               - Indexed Currency:       N/A
  Interest Reset Dates:         N/A                               - Face Amount:            N/A
  Interest Determination Dates: N/A                               - Base Exchange Rate:     N/A
  Interest Payment Period:      N/A                               - Calculation Agent:      N/A
  Interest Payment Dates:       N/A                               - Reference Dealer:       N/A
  Index Maturity:               N/A                               Commodity Indexed Notes:  No
  Maximum Interest Rate:        N/A                               Other Terms:              No
  Minimum Interest Rate:        N/A
  Spread:                       N/A
  Spread Multiplier:            N/A
  Issuer Able to Change Spread
    or Spread Multiplier:       N/A

                                                                  Bear Stearns & Co. Inc.
                                                                  -----------------------
                                                                  Name of Agent
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